Exhibit 99.1

Blount Announces Third Quarter 2014 Results

•	Year-over-year third quarter 2014 sales increased 6% to $245 million and Adjusted EBITDA increased 9% to $38 million

•	Maintained full year 2014 guidance for sales and Adjusted EBITDA

•	Free cash flow guidance increased to $45 million

PORTLAND, OR - November 5, 2014: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the third quarter ended September 30, 2014.

Results for the Quarter Ended September 30, 2014
Sales in the third quarter were $245.2 million, an increase of $14.6 million or 6.3 percent compared to the third quarter of 2013. Operating income for the third quarter of 2014 was $23.5 million compared to $15.6 million in the same quarter last year. Third quarter net income was $16.1 million, or $0.32 per diluted share, compared to $7.7 million, or $0.15 per diluted share, in the third quarter of 2013.

“We performed well in the third quarter and demand continued to be strong across most geographic regions,” stated Josh Collins, Blount’s Chairman and CEO. “With the improved demand, our strong focus on Operational Excellence, and our other targeted cost-reduction initiatives, we expect to be toward the high end of the 2014 targets we outlined last quarter.”

Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment had third quarter 2014 sales of $159.1 million, which was $9.6 million higher than the third quarter of 2013. Sales volume increases were partially offset by a reduction in average prices. Third quarter 2014 sales increased in all geographic regions except Asia, with North America generating approximately seven percent growth and Europe and Russia achieving approximately 10 percent growth. Asia sales were down one percent compared to the third quarter of 2013. Lower average prices partially offset the effect of increased volumes as a result of a higher mix of sales to original equipment manufacturers and targeted price reductions in certain geographic markets. The change in segment sales for the comparable third quarter periods is illustrated below.

Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Third quarter 2013	$149.5
Increase / (Decrease)
Foreign Exchange	0.1	0.1%
	149.6	0.1%
Unit Volume	11.5	7.7%
Selling Price / Mix	(2.0)	(1.3)%
Third quarter 2014	$159.1	6.4%

Segment backlog was $135.7 million at September 30, 2014, an increase of 17% from $115.9 million on September 30, 2013. The increase in backlog was driven mostly by increased saw chain demand compared to the prior year.

Segment contribution to operating income and Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization, and certain charges (“Adjusted EBITDA”) was $26.5 million and $33.8 million, respectively, for the third quarter of 2014, and includes $7.5 million of allocated shared services expenses. Contribution to operating income improved 22.7 percent and Adjusted EBITDA improved 18.5 percent for the third quarter of 2014 versus the third quarter of 2013. The change in FLAG contribution to operating income for the comparable third quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Third quarter 2013	$21.6	14.5%	$6.9	$28.5	19.1%
Increase / (Decrease)
Steel Costs	(1.4)
Foreign Exchange	0.4
	20.6	13.8%
Unit Volume	4.8
Selling Price / Mix	(2.0)
Costs / Mix	3.0
	26.4	16.6%
Acquisition accounting(1)	0.1
Third quarter 2014	$26.5	16.7%	$7.2	$33.8	21.2%

(1) Represents change in non-cash acquisition accounting impact for all FLAG business units

Segment contribution to operating income and Adjusted EBITDA improved primarily due to higher sales volumes, a more efficient cost profile, and favorable foreign exchange rates. Increased steel costs and the impact of lower average prices and mix slightly offset the improvements in those areas. The closure of a higher cost FLAG manufacturing plant announced in mid-2013 and higher plant utilization rates (88 percent in the third quarter of 2014 compared to 71 percent in the third quarter of 2013) contributed to improved overall operating efficiency. The manufacturing cost improvement was partially offset by an increase in SG&A spending, driven by incentive compensation expense as 2014 results compare more favorably to target than in 2013, increased advertising costs, and additional training, travel, and relocation expenses.

Farm, Ranch, and Agriculture
The FRAG segment reported third quarter 2014 sales of $78.6 million, an increase of $4.3 million from the third quarter of 2013, mainly due to improved sales volumes and stronger average pricing. Sales volumes increased primarily as a result of continued strong sales of log splitters compared to the prior year. The change in segment sales for the comparable third quarter periods is illustrated below.

Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Third quarter 2013	$74.3
Increase / (Decrease)
Foreign Exchange	0.1	0.1%
	74.4	0.1%
Unit Volume	3.7	5.0%
Selling Price / Mix	0.5	0.7%
Third quarter 2014	$78.6	5.8%

Segment backlog was $32.0 million at September 30, 2014 compared to $31.0 million at September 30, 2013. The FRAG segment had $7.8 million of Adjusted EBITDA in the third quarter of 2014. FRAG segment contribution to operating income was $2.2 million after $4.0 million of depreciation and amortization expense, $2.3 million of allocated shared services expenses, and a $1.4 million non-cash charge related to impairment of an acquired trade name. The change in the third quarter 2014 contribution to operating income compared to the third quarter of 2013 is presented below.

Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Third quarter 2013	$4.4	5.9%	$4.5	$8.9	12.0%
Increase / (Decrease)
Steel Costs	—
Foreign Exchange	—
	4.4	5.9%
Unit Volume	1.1
Selling Price / Mix	0.5
Costs / Mix	(2.8)
	3.3	4.3%
Acquisition accounting(1)	0.3
Impairment of Acq Intangibles	(1.4)
Third quarter 2014	$2.2	2.8%	$5.5	$7.8	9.9%

(1) Represents change in acquisition accounting impact for all FRAG business units

The benefit of improved sales volumes and average pricing were more than offset by higher costs in the FRAG segment, mainly in the areas of manufacturing, distribution, and supplier purchased components. Product costs were unfavorable compared to the third quarter of 2013 as a result of higher procurement costs on certain parts, higher labor costs driven by overtime, and additional spending in SG&A. Also, product sales mix in the third quarter of 2014 included relatively lower margin products compared to 2013.

Corporate and Other
Corporate and Other generated net expense of $5.2 million in the third quarter of 2014 compared to net expense of $10.4 million in the third quarter of 2013. Third quarter 2014 net expense was smaller due to the absence of $4.6 million in restructuring charges experienced in the third quarter of 2013 related to the closure of a saw chain manufacturing facility in Portland, Oregon and the related consolidation of production into other FLAG forestry facilities.

Net Income
Third quarter 2014 net income increased primarily due to higher overall operating income in the third quarter of 2014 compared to 2013. Net interest expense decreased $0.8 million to $4.1 million in the third quarter of 2014 as a result of lower average borrowing levels. Other income improved $4.2 million primarily as a result of foreign exchange impacts on non-operating assets. Additionally, the effective income tax rate increased as the prior year benefited from the expiration of the statute of limitations in certain tax jurisdictions and release of the related income tax on uncertain tax positions. The change in net income for the third quarter of 2014 compared to the third quarter of 2013 is summarized in the table below.

Change in Consolidated Net Income
(In millions, except per share data; amounts may not sum due to rounding)	Pre-tax Income	Income Tax Effect	Net Income	Diluted Earnings per Share
Third quarter 2013 Results	$9.5	$1.8	$7.7	$0.15
Change due to:
Increased operating income excluding acquisition accounting	9.1	1.7	7.4	0.15
Acquisition accounting	(1.2)	(0.2)	(1.0)	(0.02)
Decreased net interest expense	0.8	0.1	0.6	0.01
Change in other expense	4.2	0.8	3.4	0.07
Change in income tax rate	—	2.0	(2.0)	(0.04)
Third quarter 2014 Results	$22.4	$6.3	$16.1	$0.32

Cash Flow and Debt
As of September 30, 2014, the Company had net debt of $351.1 million, a decrease of $44.1 million from December 31, 2013 and a decrease of $53.8 million compared to September 30, 2013. The decrease in net debt since December 31, 2013 was primarily the result of generating free cash flow of $51.9 million during the first nine months of 2014. Third quarter 2014 free cash flow generation was $37.9 million compared to $56.1 million in the third quarter of 2013. The decrease in free cash flow in the third quarter of 2014 as compared to 2013 was the result of a large conversion of working capital to cash in 2013 and an increase of $5.2 million in capital spending in 2014, mostly on capacity improvements in China and Canada. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to last-twelve-months (“LTM”) Adjusted EBITDA was 2.7x as of September 30, 2014, which is an improvement compared to December 31, 2013 and reflects lower net debt and increased Adjusted EBITDA.

2014 Financial Outlook
The Company has updated its outlook for sales and free cash flow while maintaining its outlook for Adjusted EBITDA. Sales are expected to range between $940 million and $950 million, Adjusted EBITDA between $135 million and $140 million, and operating income between $81 million and $86 million. Our expectation for sales assumes growth in FLAG segment sales of between four and five percent and growth in FRAG segment sales of between five and six percent, both compared to full year 2013 levels. In 2014, operating income is expected to experience benefit from foreign currency exchange rates of between $2 million and $3 million, and steel costs are expected to have a $3 million to $4 million unfavorable impact for the year compared to 2013. The 2014 operating income outlook includes non-cash charges of approximately $13 million related to acquisition accounting. Free cash flow in 2014 is expected to range between $42 million and $48 million, after approximately $40 million to $42 million of capital expenditures. Net interest expense is expected to be between $17 million and $18 million in 2014, and the effective income tax rate is expected to be between 31 percent and 34 percent in 2014.

A comparison of key operating indicators for 2013 actual results and the 2014 outlook mid-point is provided in the table below.

(In millions)	2013 Actual	2014 Outlook Mid-Point
Sales	$900.6	$945.0
Operating Income(1)	37.5	83.5
Adjusted EBITDA	123.5	137.5
Free Cash Flow	67.6	45.0
Net Capital Expenditures	29.4	41.0
Net Debt at Period End	395.2	357.5
Net Debt/Adjusted EBITDA	3.2x	2.6x
(1) 2013 Actual Operating Income includes a $24.9 million non-cash charge related to impairment of certain acquired intangible assets

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2013	2014	2013	2014
Sales	$230,628	$245,224	$683,649	$712,607
Cost of sales	168,120	173,274	497,375	504,972
Gross profit	62,508	71,950	186,274	207,635
Selling, general, and administrative expenses	42,329	46,742	127,680	137,287
Facility closure & restructuring charges	4,569	254	4,569	2,254
Impairment of acquired intangible assets	—	1,419	—	1,419
Operating income	15,610	23,535	54,025	66,675
Interest expense, net of interest income	(4,915)	(4,131)	(13,808)	(13,082)
Other income (expense), net	(1,179)	3,019	(1,321)	3,262
Income before income taxes	9,516	22,423	38,896	56,855
Provision for income taxes	1,820	6,295	12,530	17,852
Net income	$7,696	$16,128	$26,366	$39,003

Basic income per share:	$0.16	$0.32	$0.53	$0.79
Diluted income per share:	$0.15	$0.32	$0.53	$0.78
Shares used for per share computations:
Basic	49,520	49,633	49,442	49,633
Diluted	50,087	50,297	50,104	50,227

Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2013	2014	2013	2014
Net cash provided by operating activities	$62,834	$49,791	$80,562	$78,529
Net purchases of property, plant, and equipment	(6,695)	(11,931)	(20,761)	(26,664)
Free cash flow	$56,139	$37,860	$59,801	$51,865

Segment Information	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2013	2014	2013	2014
Sales:
FLAG	$149,472	$159,110	$465,374	$484,436
FRAG	74,302	78,641	197,246	205,871
Corporate and Other	6,854	7,473	21,029	22,300
Total sales	$230,628	$245,224	$683,649	$712,607
Contribution to operating income:
FLAG	$21,620	$26,521	$66,872	$78,432
FRAG	4,391	2,236	5,316	3,944
Corporate and Other	(10,401)	(5,222)	(18,163)	(15,701)
Operating income	$15,610	$23,535	$54,025	$66,675

Condensed Consolidated Balance Sheets	December 31,	September 30,
(Amounts in thousands)	2013	2014
Assets:
Cash and cash equivalents	$42,797	$31,036
Accounts receivable	110,807	121,577
Inventories	156,955	160,278
Asset held for sale	7,680	7,680
Other current assets	38,114	39,949
Property, plant, and equipment, net	164,194	166,198
Other non-current assets	295,804	283,437
Total Assets	$816,351	$810,155
Liabilities:
Current maturities of long-term debt	$15,016	$15,076
Other current liabilities	113,485	131,754
Long-term debt, net of current maturities	422,972	367,021
Other long-term liabilities	110,478	104,505
Total liabilities	661,951	618,356
Stockholders’ equity	154,400	191,799
Total Liabilities and Stockholders’ Equity	$816,351	$810,155

Net debt (Current maturities of long-term debt plus
Long-term Debt less Cash and cash equivalents)	$395,191	$351,061

Sales and Adjusted EBITDA
(Amounts may not sum due to rounding)

Three Months Ended September 30,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual
Total sales	$149,472	$159,110	$74,302	$78,641	$6,854	$7,473	$230,628	$245,224

Operating income	21,620	26,521	4,391	2,236	(10,401)	(5,222)	$15,610	$23,535
Depreciation	6,366	6,831	1,350	1,240	701	65	8,417	8,136
Non-cash acquisition accounting charges	511	412	3,171	4,290	—	175	3,682	4,877
Stock compensation	—	—	—	—	1,428	1,391	1,428	1,391
Facility closure and restructuring charges	—	—	—	—	4,569	254	4,569	254
Other	—	—	—	—	1,196	—	1,196	—
Adjusted EBITDA	$28,497	$33,764	$8,912	$7,766	$(2,507)	$(3,337)	$34,902	$38,193

Nine Months Ended September 30,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual
Total sales	$465,374	$484,436	$197,246	$205,871	$21,029	$22,300	$683,649	$712,607

Operating income	66,872	78,432	5,316	3,944	(18,163)	(15,701)	$54,025	$66,675
Depreciation	19,068	19,116	3,834	3,760	1,055	386	23,957	23,262
Non-cash acquisition accounting charges	1,531	1,085	9,513	9,939	—	493	11,044	11,517
Stock compensation	—	—	—	—	4,172	3,808	4,172	3,808
Facility closure and restructuring charges	—	—	—	—	4,569	2,254	4,569	2,254
Other	—	—	—	—	1,196	—	1,196	—
Adjusted EBITDA	$87,471	$98,633	$18,663	$17,643	$(7,171)	$(8,760)	$98,963	$107,516

	Total Company
Twelve Months Ended December 31,	2013 Actual	2014 Outlook
Total sales	$900,595	$945,000

Operating income	$37,521	$83,500
Depreciation	33,479	31,800
Non-cash acquisition accounting charges	14,753	13,200
Impairment of acquired intangible assets	24,879	1,400
Stock compensation	5,607	5,400
Facility closure and restructuring charges (1)	6,046	2,200
Other	1,196	—
Adjusted EBITDA	$123,481	$137,500

(1) The 2014 outlook includes approximately $1.4 million of cash transition costs and approximately $0.9 million of non-cash charges.